UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               SYNERGY 2000, INC.
             (Exact name of Registrant as specified in its charter)


            DELAWARE                                              64-0872630
 (State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)


         30 NORTH RAYMOND AVENUE, SUITE 804, PASADENA, CALIFORNIA, 91103
               (Address of principal executive offices) (Zip Code)

                            2000 STOCK INCENTIVE PLAN
                            (Full title of the plans)


                           ELI DABICH, JR., PRESIDENT
                               SYNERGY 2000, INC.
                       30 NORTH RAYMOND AVENUE, SUITE 804
                           PASADENA, CALIFORNIA 91103
                                 (626) 792-8600
  (Name, address including zip code, and telephone number, including area code, of agent for service)


                                    COPY TO:

                          JOSEPH M. LIVELY, ESQ., P.C.
                               110 WILLARD AVENUE
                           FARMINGDALE, NEW YORK 11735
                                 (516) 694-6332

                                       CALCULATION OF REGISTRATION FEE
============================================================================================================
                                                Proposed offering
                                                price (option         Proposed maximum
Title of securities      Amount to              exercise price)       aggregate offering    Amount of
To be registered         be registered          per share             price                 registration fee
-------------------      -------------          ------------------    ------------------    ----------------
Common Stock              1,500,000 shares      $     1.00(2)         $    1,500,000        $    396.00
-------------------      -------------          ------------------    ------------------    ----------------
            Total         1,500,000 shares(1)                         $    1,500,000        $    396.00
============================================================================================================

(1) Represents the maximum number of Shares of Common Stock, $0.001 par value per share (the "Common Stock"), of Synergy 2000, Inc. (the "Company") available for issuance under the 2000 Stock Incentive Plan.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average of the high and low sale prices for a share of Common Stock of the Company as reported on the OTC Electronic Bulletin Board on March 26, 2001.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 are being maintained and delivered by the Company as required by Rule 428(b)(1) under the Securities Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference into this Registration
Statement:

         (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;

         (2) The Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000;

         (3) The Company's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2000;

         (4) The Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2000; and

         (5) The description of the Company's Common Stock which is contained in the Company's Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on August 12, 1998, under Section 12 of the Securities Exchange Act of 1934 ("Exchange Act"), including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered in this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Joseph M. Lively beneficially owns 25,000 shares of Synergy's common stock, including shares which may be acquired pursuant to stock options exercisable within 60 days of March 26, 2001.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under the Delaware General Corporation Law, directors and officers, as well as other employees or persons, may be indemnified against judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, i.e., a "derivative action"), and against expenses (including attorneys' fees) in any action (including a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. However, in the case of a derivative action, a person cannot be indemnified for expenses in respect of any matter as to which the person is adjudged to be liable to the corporation unless and to the extent a court determines that such person is fairly and reasonably entitled to indemnity for such expenses.

         Delaware law also provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action or matter, the corporation must indemnify such party against expenses (including attorneys' fees) actually and reasonably incurred by such party in connection therewith.

         Expenses incurred by a director or officer in defending any action may be paid by a Delaware corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such party is not entitled to be indemnified by the corporation.

         The Delaware General Corporation Law provides that the indemnification and advancement of expenses provided thereby are not exclusive of any other rights granted by by-laws, agreements or otherwise, and provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify such person under Delaware law. -

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

         Eli Dabich, Jr., the President and a director of the Company, and Jeanette T. Smith, the Executive Vice President and a director of the Company, have entered into employment agreements with the Company pursuant to which the Company has agreed to indemnify Mr. Dabich and Mrs. Smith for losses, liabilities, damages and expenses incurred as a result of their acting on behalf of the Company, subject to certain conditions and limitations.

         Section 145 of the General Corporation Law of the State of Delaware provides that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any proceedings, against certain expenses, judgments, fines, settlements and other amounts under certain circumstances. Article X of the Company's By-laws requires indemnification of the Company's officers and directors, and the Company maintains insurance covering certain liabilities of its directors and officers. In addition, the Company has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's By-laws. These agreements, among other things, provide for indemnification of the Company's directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of the person's services as a director or executive officer or at the Company's request. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         See Exhibits Index.
o
ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, Synergy 2000, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on March 26, 2001.

                                          SYNERGY 2000, INC.,


                                          By:  /s/ Eli Dabich, Jr.
                                               ------------------------------
                                                   Eli Dabich, Jr., President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eli Dabich, Jr., Jeanette T. Smith and Charles R. Cronin, Jr., and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.


   SIGNATURE                                 TITLE                              DATE
   ---------                                 -----                              ----

 /S/ ELI DABICH, JR.               President, Chief Executive               March 26, 2001
----------------------------       Officer and Director
Eli Dabich, Jr.


 /S/ JEANETTE T. SMITH             Executive Vice President, Treasurer,     March 26, 2001
----------------------------       Secretary and Director
Jeanette T. Smith


 /S/ CHARLES R. CRONIN, JR.        Director                                 March 26, 2001
----------------------------
Charles R. Cronin, Jr.


                                 EXHIBITS INDEX

EXHIBIT NO.
-----------

*3.1     Articles of Incorporation
*3.2     Certificate of Amendment to Certificate of Incorporation
*3.3     By-laws
5.1      Opinion of Joseph M. Lively, Esq.
10.1     2000 Stock Incentive Plan
10.2     Form of Stock Option Agreement
10.3 Employment Agreement dated as of July 1, 2000, between the Registrant and Eli Dabich, Jr.
10.4 Employment Agreement dated as of July 1, 2000, between the Registrant and Jeanette T. Smith
10.5 Indemnification Agreement dated as of December 29, 2000, between the Registrant and Eli Dabich, Jr.
10.6 Indemnification Agreement dated as of December 29, 2000, between the Registrant and Jeanette T. Smith
10.7 Indemnification Agreement dated as of December 29, 2000, between the Registrant and Charles R. Cronin, Jr.
23.1     Consent of Joseph M. Lively, Esq. (included in Exhibit 5.1)
23.2     Consent of Stephen D. Milner, CPA, PA

* Previously filed as exhibit to Registrant's Form 10-SB filed with the Securities and Exchange Commission on August 12, 1998.